                                                                     EXHIBIT 1.2




                          DISCOVER CARD MASTER TRUST I

                      CREDIT CARD PASS-THROUGH CERTIFICATES

                                 TERMS AGREEMENT

                              Dated: March 3, 1999

To: Greenwood Trust Company, as Seller under the Pooling and Servicing Agreement, as amended, dated as of October 1, 1993.

Re: Underwriting Agreement dated January 29, 1999

Title: Discover Card Master Trust I, Series 1999-2, Credit Card Pass-Through Certificates, Class A and Class B.

Initial Principal Amount of Certificates: $526,316,000

Series and Class Designation Schedule: Discover Card Master Trust I, Series 1999-2 $500,000,000 5.90% Class A Credit Card Pass-Through Certificates

Discover Card Master Trust I, Series 1999-2 $26,316,000 6.10% Class B Credit Card Pass-Through Certificates

Series Cut-Off Date: March 1, 1999

Certificate Rating:           Moody's Investors          Standard & Poor's
                                 Service, Inc.            Ratings Services

Class A                            Aaa                           AAA
Class B                            A2                            A

Aggregate outstanding balance of Principal Receivables as of February 1, 1999:
$27,450,960,880.70.

Date of Series Supplement: March 10, 1999.

Certificate Rate:  Class A: 5.90% per annum; and Class B: 6.10% per annum

Terms of Sale: The purchase price for the Certificates to the Underwriters will be 99.7709% of the aggregate principal amount of the Class A Certificates and 99.6651% of the aggregate principal amount of the Class B Certificates as of March 10, 1999. The Underwriters will offer the Certificates to the public at a price equal to 99.9959% of the aggregate principal amount of the Class A Certificates and 99.9151% of the aggregate principal amount of the Class B Certificates.

Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on March 10, 1999, or at such other time as may be agreed upon in writing.

                  Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 1999-2 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

                                              Very truly yours,

                                              MORGAN STANLEY & CO. INCORPORATED
                                              As Representative of the
                                              Underwriters named in
                                              Schedule I hereto


                                              By: /s/ J. Douglas Van Ness
                                                 -------------------------------
Accepted:

GREENWOOD TRUST COMPANY


By: /s/ John J. Coane
   ----------------------------

                                   SCHEDULE I

                                  UNDERWRITERS

$500,000,000 5.90% Class A Credit Card Pass-Through Certificates, Series 1999-2

                                         Percentage
                                         ----------
Morgan Stanley & Co. Incorporated           20%
Barclays Capital Inc.                       20%
Chase Securities Inc.                       20%
First Chicago Capital Markets, Inc.         20%
SG Cowen Securities Corporation             20%


$26,316,000 6.10% Class B Credit Card Pass-Through Certificates, Series 1999-2


                                                  Percentage
                                                  ----------
Morgan Stanley & Co. Incorporated                    100%